INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 2-75807 of the John Hancock Series Trust of our report dated February 5, 1999, relating to the financial statements of the John Hancock Real Estate Fund appearing in the annual report to shareholders for the period from September 30, 1998 (Commencement of operations) to December 31, 1998 and to the reference to us under the heading "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, both of which is part of such Registration Statement.


/s/Deloitte & Touche, LLP
-------------------------

Boston, Massachusetts
October 22, 1999